CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

As independent chartered accountants, we hereby consent to the incorporation by reference in this Form SB-2 Registration Statement, of our report dated March 30, 2006 , relating to the financial statements of Martech Systems (Weymouth) Ltd. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

              /s/ Coyne Butterworth & Chalmers
                  Coyne Butterworth & Chalmers

Weymouth, UK
4 September , 2007